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FOR IMMEDIATE RELEASE                 For more information contact:
November 16, 2005                     Michael A. Carty at (812) 238-6000



FIRST FINANCIAL CORPORATION DECLARES SEMI-ANNUAL DIVIDEND


TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ:
THFF) have declared a semi-annual dividend of 42 cents per share payable on January 2, 2006, to shareholders of record at the close of business December 2, 2005. Today's declaration represents an increase of 5.0% over the same period last year and brings the total dividend declared for 2005 to 82 cents per share, a 3.8% increase from 2004.

This is the 17th consecutive year the First Financial Corporation has increased dividends paid to shareholders. According to Norman L. Lowery, CEO, the corporation continues to perform well because the First banks focus on the basics: credit quality, strong capital base, conservative management and community leadership. "We believe our success also reflects a genuine commitment to exceptional customer service. At a time when many banks are cutting back on service, the level of customer service we provide sets us apart."

First Financial Corporation is the holding company for First Financial Bank N.A., The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana.